UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On April 23, 2025, Elliott emailed the following statement to The Deal in response to an inquiry regarding Elliott’s annual election policy proposal at the Company:

“This is more of the same from Phillips 66 – the company continues to rely on entrenching maneuvers and demonstrate why its broken governance needs urgent repair. Phillips 66 asks shareholders to believe it is powerless to adopt a policy that would provide a more responsive board, which its shareholders clearly want. This is false; it just doesn’t want to. Our proposal is consistent with Delaware law, follows a well-established procedure among other companies, aligns with corporate governance best practices, has been publicly supported by leading practitioners and academic legal experts, and is clearly in the best interests of all shareholders.”

Item 2: Also on April 23, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.